News Release

For Immediate Release

Novelis to Redeem $74 million in Outstanding 7.25% Senior Notes
Company takes Advantage of Strong Market Conditions, Issuing New Debt
to Redeem Notes & Reduce Financing Costs

ATLANTA, Oct. 10, 2012 – Novelis Inc., the world’s leading producer of aluminum rolled products, today announced that it plans to redeem its $74 million outstanding 7.25% senior notes due February 2015 by November 12, 2012. The redemption price is 101.208% plus accrued and unpaid interest at the redemption date.

The company plans to fund this redemption through an $80 million issuance of additional floating rate Term Loan B debt, which will bear an interest rate of 4.0% upon issuance. This issuance will be governed by the same credit agreement terms as Novelis’ existing $1.7 billion term loan and is expected to be completed on October 12, 2012. The total level of company indebtedness does not change materially following this transaction.

“This transaction enables Novelis to capitalize on today’s favorable financial market conditions,” said Steve Fisher, Senior Vice President and Chief Financial Officer of Novelis. “By making this prudent and financially responsible decision, we are reducing our annual interest expense by approximately $2.4 million.”

For additional information regarding the redemption, note holders can contact the trustee for the notes, The Bank of New York Mellon Trust Company, N.A. Bondholder Communications, at 1-800-254-2826. In addition, holders that own notes through a broker or bank may contact their broker or bank for information.

The Company is also amending its term loan maintenance covenant, from Total Net Debt to EBITDA to Total Net Senior Secured Debt to EBITDA. All other material terms and conditions of the term loan remain unchanged. “This change provides Novelis with more flexibility at a time when we are investing heavily in our future through multiple expansions around the world to capture the significant growth we see ahead,” said Fisher.

About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling.  The company operates in 11 countries, has approximately 11,000 employees and reported revenue of $11.1 billion in fiscal year 2012.  Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing

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markets throughout North America, Europe, Asia and South America.  Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia's largest integrated producers of aluminum and a leading copper producer.  Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India.  For more information, visit www.novelis.com and follow us on Twitter at twitter.com/Novelis.

Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include Novelis’ expectations regarding successful completion of the senior notes redemption.  Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors which could impact outcomes are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2012, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

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Media Contact Charles Belbin +1 404 760 4120 charles.belbin@novelis.com	Investor Contact Isabel Janci +1 404 760 4164 isabel.janci@novelis.com